UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Lennar Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172

Supplement To

Notice of the 2018 Annual Meeting of Stockholders

and Proxy Statement

Dated February 28, 2018

For the Annual Meeting of Stockholders

To Be Held on April 11, 2018

March 16, 2018

Dear Stockholder:

This Supplement is to clarify the numbering of the proposals in the Proxy Statement dated February 28, 2018 (“Proxy Statement”) for the Lennar 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 11, 2018. The Notice of Internet Availability of Proxy Materials, the Notice of 2018 Annual Meeting of Stockholders included in the Proxy Statement and the Proxy Card correctly number the proposals. However, the descriptions of certain of these proposals included in the body of the Proxy Statement and its Table of Contents are numbered in a different order. Specifically:

•	Proposal 4 on the Proxy Card – “Approval of a stockholder proposal regarding our common stock voting structure,” is described in the body of the Proxy Statement under the caption “Proposal 5 – Equal Voting Rights for Each Shareholder;”

•	Proposal 5 on the Proxy Card – “Approval of a stockholder proposal regarding providing holders an annual right to convert a limited amount of Class B common stock into Class A common stock,” is described in the body of the Proxy Statement under the caption “Proposal 6 – Stockholder Proposal;” and

•	Proposal 6 on the Proxy Card – “Approval of a stockholder proposal regarding a limit on director tenure,” is described in the body of the Proxy Statement under the caption “Proposal 4 – Director Tenure Limit.”

The descriptions of the proposals on the Proxy Card are correct.

Sincerely,

Mark Sustana Secretary and General Counsel